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                                                                    Exhibit 99.a

[ONEOK GRAPHIC APPEARS HERE]                                Financial News
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June 4, 2002                                            Contact:   Weldon Watson
                                                                   918-588-7158

ONEOK SELLS EQUITY INTEREST IN MAGNUM HUNTER

     Tulsa, Oklahoma - ONEOK, Inc., (NYSE:OKE), today announced it has sold its remaining equity interest in Magnum Hunter Resources, Inc., (AMEX:MHR), an independent exploration and development company located in Irving, Texas. The interest sold by ONEOK represented 4.9 million shares of Magnum Hunter common stock.

     David Kyle, chairman, president, and chief executive officer of ONEOK, said, "Our decision to sell is not a reflection on Magnum Hunter. Strategically it is time for us to divest our interest. The $35.8 million proceeds from this sale will be used to reduce ONEOK's outstanding commercial paper."

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ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers. ONEOK is a Fortune 500 Company.

Statements contained in this release that include company expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results of company earnings could differ materially from those projected in such forward-looking statements. Additional information about ONEOK is available on the ONEOK web site at www.oneok.com. Service area maps and logos are available under Media Kit.

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